AMENDMENT AGREEMENT EXTENSION

          THIS AMENDMENT AGREEMENT is made and entered into on December 17, 1998 by and between SEARS, ROEBUCK AND CO., a New York corporation (hereinafter called "Sears") and DIAMOND EXTERIORS, INC., a Delaware corporation (hereinafter called "Licensee").

         Reference is made to the License Agreement entered into by and between Sears and Licensee wherein Sears granted to Licensee the privilege of conducting and operating, and Licensee hereby agreed to conduct and operate, pursuant to the terms, provisions and conditions contained in the License Agreement, a business for the selling, furnishing and installing of certain Sears approved products in the Sears Market Area(s) designated in Exhibit A. Said License Agreement, as the same may hereto have been extended, amended, modified and/or supplemented, is referred to hereinafter as the "License Agreement".

         In consideration of mutual covenants and promises of Sears and Licensee contained in said License Agreement and contained herein, Sears and Licensee hereby mutually agree that the term of said License Agreement shall be and hereby is extended until the close of business on June 30, 1999. Said License Agreement is in all other respects fully ratified and confirmed, including any mutual rights of termination contained therein.

         IN WITNESS WHEREOF, the parties hereto set their hands and affix their seal(s), the corporate party of parties by its or their proper officers or agents duly authorized thereunto.

SEARS, ROEBUCK AND CO.                      DIAMOND EXTERIORS, INC.

By:                                         By: /s/ Joseph U. Schorer
         Ed Sosniak                         Print Name:  Joseph U. Schorer
         National Operations Manager        Title:  Vice President & General
                                                    Counsel


By:
         Terry Lenkey
         National Business Manager